UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 27, 2011

Alpha and Omega Semiconductor Limited
(Exact name of registrant as specified in its charter)

Bermuda	001-34717	77-0553536
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Clarendon House 2 Church Street Hamilton HM 11 Bermuda
(Address of principal executive offices)

(408) 830-9742
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

The disclosure set forth in Item 8.01 below is incorporated by reference into this Item 7.01.

Item 8.01. Other Events.

On August 27, 2011, Alpha and Omega Semiconductor Limited (the "Company") announced that it intends to exercise an option to acquire certain assets associated with a 200mm wafer fabrication facility (the "Purchased Assets") from Integrated Device Technology, Inc. ("IDT"). Under the existing foundry service arrangement with IDT, the Company has an option to acquire the Purchased Assets for $26 million, and this option is exercisable by the Company between September 1, 2011 and November 15, 2011. IDT has previously granted this option to the Company in exchange for the Company entering into the foundry service arrangement and a cash deposit of $5.0 million, which will be used to reduce the $26 million total purchase price. The Company expects to exercise such option prior to the November 15, 2011 deadline. The acquisition is subject to the execution of a definitive asset purchase agreement with customary closing conditions between the Company and IDT. The Company currently expects to sign the asset purchase agreement by the end of calendar year 2011 and close the transaction prior to January 31, 2012.

On August 27, 2011, the Company issued a press release announcing its intention to exercise the option to acquire the Purchased Assets, a copy of which is attached as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit

No.	Description

99.1	Press release dated August 27, 2011

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alpha and Omega Semiconductor Limited
Date: August 27, 2011	By:	/s/ EPHRAIM KWOK Ephraim Kwok Chief Financial Officer